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EXHIBIT 99.1

Thursday May 17, 9:30 am Eastern Time

Press Release

Cerus Announces Private Placements Totaling $78 Million

    CONCORD, Calif.—(BUSINESS WIRE)—May 17, 2001—Cerus Corporation (Nasdaq: CERS) today announced that it has completed the sale of 1,000,000 newly issued shares of common stock to an institutional investor at a purchase price of $52.00 per share. Morgan Stanley served as the placement agent for this transaction.

    In a separate transaction, Baxter International Inc. and Subsidiaries Pension Trust has purchased 500,000 newly issued shares of Cerus common stock at a purchase price of $52.00 per share.

    Cerus expects to use the net proceeds from these financings to support research and development, including late-stage clinical trials, and for pre-commercialization activities, general and administrative expenses, capital expenditures and working capital. The company has agreed to file with the SEC resale registration statements relating to the privately placed shares.

    "We are pleased to strengthen our balance sheet with this additional financing," said Stephen T. Isaacs, president and chief executive officer. "The transaction is timely as we progress further with late-stage product development and prepare for potential commercialization of the INTERCEPT Blood Systems. In addition, the proceeds will help fund development of our pipeline focused on innovative therapeutics."

    The INTERCEPT Blood Systems are designed to inactivate viruses, bacteria, other pathogens and white blood cells in donated blood components intended for transfusion. Cerus is jointly developing the systems with Baxter Healthcare Corporation. In collaboration with Baxter Healthcare Corporation, Cerus has submitted a CE Mark application for the INTERCEPT Platelet System for marketing approval of the product in Europe and has completed a Phase III clinical trial in the United States. In addition, the INTERCEPT Plasma System also is in Phase III clinical trials and the companies are currently preparing for Phase III trials of the INTERCEPT Red Blood Cell System.

ABOUT CERUS

    Cerus Corporation is building on its leading position in the biopharmaceutical industry by developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx(TM) technology for controlling biological replication. Cerus' most advanced programs are focused on systems to enhance the safety of the world's blood supply. These INTERCEPT Blood Systems, based on the company's Helinx technology, are designed to inactivate viruses, bacteria, other pathogens and white blood cells. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

    Statements in this news release regarding financing plans, product development and product potential are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, market acceptance of any products, competitive conditions, corporate partnerships and other factors discussed in the company's most recent Report on Form 10-Q.

    THIS NEWS RELEASE IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES DISCUSSED HEREIN. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED AND SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

    Note to Editors: Helinx is a trademark of Cerus Corporation. INTERCEPT Blood System, INTERCEPT Platelet System, INTERCEPT Plasma System and INTERCEPT Red Blood Cell System are trademarks of Baxter International, Inc. (NYSE: BAX)

Contact:

  Cerus Corporation
  Gregory W. Schafer, 925/288-6109

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  EXHIBIT 99.1